Exhibit 10.8

                          CONSULTING AND SHARE CONTRACT


   Between:       EuroAmerican Group Inc.
                  50 Broad Street
                  New York, NY  10004
                  USA
                  ("EAG")

                  and

                  EAG Financial Informations GmbH
                  Hanauer Landstr. 208-216
                  D-60314 Frankfurt am Main
                  Germany
                  ("EAG-FI")

                  EAG and EAG-FI are collectively referred to as the EAG Group

   and

                  Tsirivakos Software
                  Lohrbergstr. 14
                  63477 Maintal
                  Germany
                  ("Tsirivakos Software")

                  and

                  George Tsirivakos
                  c/o Tsirivakos Software
                  ("G. Tsirivakos")


   I. This contract is entered into as of August 1, 1995, and replaces the former agreement (which expired on July 31, 1995) and is effective for the period August 1, 1995 - July 31, 2000, unless earlier terminated as provided herein.

   II.  All parties have agreed to the following contract terms:

        A. Tsirivakos Software will service the existing quote system of the EAG Group with respect to:

             -    software enhancements
             -    software modifications
             -    customer requested software applications
             -    maintenance of EAG's line system and ticker plant
             -    supervision of EAG's technical personnel.

        B. Tsirivakos Software's duties include the planning, development and maintenance of new projects, as defined by the EAG Group.

             Tsirivakos Software will also assist as consultant for those projects.

        C. Tsirivakos Software will cooperate and support EAG-FI in executing quote system connected projects of EAG.

        D. Tsirivakos Software will also cooperate and support other third party companies on EAG's request, limited to EAG's product line.

        E. EAG will compensate Tsirivakos Software with a flat fee of DM 6,000 per month.

   III. Termination:

        The EAG Group and Tsirivakos Software each has the right to terminate this contract for cause with three-month written notice. As used herein, "cause" means in the case of the EAG Group, (i) the failure of Tsirivakos Software to have G. Tsirivakos available as the person who is primarily performing Tsirivakos Software's obligations hereunder, (ii) material failure of Tsirivakos Software to perform its consulting obligations hereunder or to perform such obligations in a commercially reasonable and workmanlike manner, or (iii) breach by Tsirivakos Software or G. Tsirivakos of the provisions of Article V (Confidentiality and Non-Competition) (it being understood that a breach of Article V shall require written notice of only two days prior to termination). In the case of Tsirivakos Software, "cause" means the failure to pay fees owed to Tsirivakos Software hereunder and the continuation of such failure for 45 days after written notice.

   IV.  Source Code and Documentation:

        For all projects developed and/or supported by Tsirivakos Software, Tsirivakos Software is obligated to deliver a full documented source code; this source code is property of the EAG Group and is subject to the confidentiality agreement.

   V.   Confidentiality and Non-Competition:

        Tsirivakos Software is obligated to keep all information occurring from working for EAG confidential. This includes software, hardware and general confidential information of the EAG Group.

        During the period this contract is in effect, neither Tsirivakos Software nor G. Tsirivakos shall provide services similar to the ones provided hereunder to any person that competes with the EAG Group nor shall either engage in a business or provide material asssistance (including through furnishing capital) to any such competitive person. In addition, at the option of the EAG Group, for up to twelve months after termination or expiration of this Agreement, Tsirivakos Software and G. Tsirivakos shall comply with the foregoing non-competition covenant upon payment of (i) DM 6,000 for each month of such compliance, minus (ii) the amount of revenues of Tsirivakos Software for that month other than such DM 6,000.

   VI.  Stock of EAG:

        In recognition of the importance of G. Tsirivakos to the performance of services to be provided by Tsirivakos Software hereunder, EAG desires to afford G. Tsirivakos an equity participation in the common stock of EAG as follows:

        A. On each June 30 on which this contract is in effect and not terminated (beginning June 30, 1996), EAG shall award to G. Tsirivakos a number of Shares of the common stock of EAG ("Shares") equal to the quotient of dividing US $15,000 by the Price. The Price is equal to the average of the closing bid and asked prices for the Shares as reported by the principal market in which the Shares are traded for the 30 days prior to the June 30 in question, but in no event shall the price be less than US $.20

        B. EAG hereby grants G. Tsirivakos a non-transferrable option to purchase an aggregate of 500,000 Shares, exercisable in whole or in part on and after the dates set forth below (but not after September 15, 2003) as follows:


                 Number        First Date
               of Shares      Exercisable        Price

                 100,000     June 30, 1996     U.S. $.20
                 100,000     June 30, 1997     U.S. $.30
                 100,000     June 30, 1998     U.S. $.40
                 100,000     June 30, 1999     U.S. $.50
                 100,000     June 30, 2000     U.S. $.60

             No option shall be exercisable at any time after this Agreement has been terminated by the EAG Group. Full payment for Shares to be acquired on exercise shall be made to EAG in cash or equivalent at the time of exercise, and any amounts required to be withheld on account of income or other taxes imposed on G. Tsirivakos shall be properly provided by or on behalf of G. Tsirivakos. The option granted above shall not be an "incentive stock option" for purposes of the U.S. Internal Revenue Code of 1986, as amended.

        C. In the event this contract is terminated for cause by the EAG Group (other than as results from the death or disability of G. Tsirivakos), at the election of the EAG Group, G. Tsirivakos shall return to EAG all Shares theretofore issued to G. Tsirivakos under B against payment to G. Tsirivakos of the option price paid for such Shares, or if any of such Shares are no longer owned, all proceeds in excess of the option price paid for such Shares that were received by G. Tsirivakos in exchange for the Shares no longer owned.

        D. In the event of any stock split, stock dividend or similar change in the number of Shares, such adjustment in the number of Shares deliverable pursuant to A and B above shall be made as the Board of Directors of EAG deems appropriate. In the event the Shares are exchanged for any other securities or property, in lieu of delivery of Shares there shall be delivered pursuant to A, the kind of property delivered in exchange for the Shares having a value, as determined by the Board of Directors of EAG, of US $15,000 and in lieu of Shares deliverable on exercise of the option granted pursuant to B, there shall be delivered the property that would have been delivered in exchange for the Shares subject to such option.

        E. It shall be a condition to the delivery of any Shares under A or B that such Shares may be delivered in accordance with all applicable securities laws. All such Shares bear an appropriate legend setting forth any securities laws restriction or other restriction under this Article VI.

        In view of the share arrangements set forth above, G. Tsirivakos' existing option for 200,000 Shares is cancelled.

   Dated:  As of August 1, 1995


   EUROAMERICAN GROUP INC.                 TSIRIVAKOS SOFTWARE


   By: /s/Alexis Charamis                       /s/George Tsirivakos

   EAG FINANCIAL INFORMATIONS GmbH


   By: /s/Alexis Charamis                       /s/George Tsirivakos
                                                George Tsirivakos